Exhibit 99.1

Magellan Petroleum Announces Appointment of New General Counsel and Agreement for Inducement Grant Under NASDAQ Rule 5635(c)(4)

DENVER, September 4, 2012, 2012 /PRNewswire/ -- Magellan Petroleum Corporation (NASDAQ: MPET) today announced that it has appointed C. Mark Brannum as its new Vice President - General Counsel and Secretary effective September 5, 2012. Mr. Brannum will succeed Milam Randolph Pharo, who is retiring from that position.
Mr. Brannum comes from SM Energy Company, where he has held various positions since 2007, including Deputy General Counsel and Corporate Secretary. Before that he was a shareholder with Winstead P.C., a large business law firm headquartered in Dallas, Texas, from 1995 to 2007.
In announcing the appointment, Magellan Petroleum's CEO Tom Wilson said: "Mark will be a great addition to our senior management team, and his experience in the oil and gas industry in the Rocky Mountain region will be a true asset to both management and the Board of Directors. In addition, his previous law firm experience in banking and corporate restructuring matters will be helpful in looking at potential acquisition opportunities in distressed situations resulting from the current low natural gas price environment. We also want to thank Randy for coming out of his previous retirement to work for us on a part-time basis as we transitioned to Denver, completed the Santos asset swap transaction, and initiated efforts to implement a CO2-enhanced oil recovery project at Poplar. As the Company's activities have increased, it has become clear that this is not the part-time position that we initially contemplated, but the Company is considering ways to provide for Randy's continued involvement with the Company in an as yet to be determined role.”
In connection with Mr. Brannum's appointment, the Company has entered into a three-year employment agreement with Mr. Brannum, which provides for the grant of an inducement equity award to Mr. Brannum outside of the Company's Stock Incentive Plan, in accordance with NASDAQ Listing Rule 5635(c)(4). The agreement and grant have been approved by the Compensation, Nominating and Governance Committee of the Company's Board of Directors, which is comprised solely of independent directors, and the full Board of Directors, and the grant is an inducement material to Mr. Brannum agreeing to enter into employment with the Company effective September 5, 2012.
The inducement grant to Mr. Brannum will consist of (i) nonqualified options to purchase 800,000 unregistered shares of the Company's common stock, with the options to have a ten-year term and an exercise price equal to the per share NASDAQ closing price for the Company's common stock on September 5, 2012, and (ii) 50,000 restricted shares of the

Company's common stock. The options will be scheduled to vest in three equal tranches over a three-year period as follows: 266,666 option shares on September 5, 2013, 266,667 option shares on September 5, 2014, and 266,667 option shares on September 5, 2015. The restricted shares will be scheduled to vest as follows: 25,000 restricted shares on March 5, 2013, and 25,000 restricted shares on September 5, 2013. The vesting of the options and the restricted shares will be contingent upon Mr. Brannum's continued employment with the Company, subject to acceleration upon certain events. The options and the restricted shares will be issued pursuant to applicable private placement exemptions from the registration requirements of the Securities Act of 1933, will be non-transferable except under limited circumstances, and will be subject to the provisions of Rule 144 under the Securities Act of 1933.
As a result of Mr. Pharo's retirement, options to purchase 333,334 shares of the Company's common stock that were previously granted to Mr. Pharo will be cancelled in accordance with their terms.

ABOUT MAGELLAN
Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Limited, a successful independent oil and gas company in Australia and the UK in existence since the 1960s. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404